Exhibit 99

TEXT OF PRESENTATION AT THE
MEREDITH 2003 INVESTOR CONFERENCE
ON SEPTEMBER 9, 2003.

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Bill Kerr

Welcome. We are very pleased you joined us this morning. This is the New York sales office for our Publishing Group and the editorial offices of Ladies' Home Journal, MORE, and the American Baby Group.

Let me introduce my Meredith colleagues with us today:

Steve Lacy, President of our Publishing Group

Jack Griffin, President of our Magazine Group. Jack joined us from Parade Publications where he was President. Prior to that Jack spent five years with Meredith in a number of sales and marketing roles, including General Manager of our Integrated Marketing and Custom Publishing. Prior to that, he was with McCall's magazine for five years. Jack is in the process of filling the shoes of Jerry Kaplan, who will retire in December. Jerry made many significant contributions to Meredith. We will miss you Jerry, and we wish you our very best.

Kevin O'Brien, President of our Broadcasting Group

Suku Radia, our Chief Financial Officer

Steve Cappaert, Corporate Controller. Steve joined Meredith in June from United Stationers in Chicago and brings nearly 20 years of accounting, auditing, and senior financial management to the position. We are very happy to have him aboard.

Kevin Wagner, Director of Accounting and Treasury Operations

Jim Jacobson, Director of Investor Relations, and

Dirck Steimel, Assistant Manager of Investor Relations

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This presentation contains statements that are considered forward-looking within Federal securities laws. I will refrain from reading the text of this slide, but it is important to remind you of a number of factors that can affect our business and results.

Also, this presentation includes references to non-GAAP measures. Financial statements and tables that identify the non-GAAP measures and reconcile them to GAAP results have been posted to our web site.

Our presentation is being webcast today and the replay will be available for one week.

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Here is a look at today's agenda. First, I will provide a brief corporate overview and share thoughts about the advertising market, our growth strategies and financial objectives. Then, Steve will discuss our Publishing Group. We'll take a 5-10 minute break.

Kevin will discuss our Broadcasting Group and Suku will present a financial overview. Then, we will open the floor for questions.

We will have box lunches that you can take with you or stay after we conclude. Also, restrooms are straight down this main hallway with the ladies before the reception area and the men's past the reception area.

We provide a lot of detail in our conference calls and other presentations, and many of you are undoubtedly quite familiar with us. We have a program with slides, but our real purpose today is to provide an opportunity for you to ask questions of me and our senior managers. Please feel free to jump in any time with questions. We want to keep the meeting informal, and I know you are not a bashful group.

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Let me start with a quick review of fiscal 2003. It was a very successful year for Meredith, one where we outperformed our peer group in a still difficult environment.

-- Our revenues grew 9%
(Note: Excluding American Baby Group revenues rose 6 percent.)

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-- Income from operations increased 24%, and
(Note: Excluding American Baby Group operating profit rose 21 percent.)

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-- Earnings per share grew 30%.
(Note: Excluding American Baby Group EPS rose 28 percent.)

This performance is the result of successful execution of sound business strategies and aggressive marketing initiatives that were implemented to counter the advertising recession that began in 2001, to expand our leadership position in the home and family markets, and to improve our broadcasting operations.

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But first, a quick look at the advertising environment.

The media business is emerging out of a 2-year recession, the worst since The Great Depression, and twice as bad as the recession of the early 1990's.

During the recession, we focused on growing share so we would be in a better competitive position than our peers once the economy started to rebound. It's essentially the same strategy we employed during the recession of the early 1990's. As a result of those earlier actions, Meredith went on to enjoy unprecedented growth for the rest of the decade.

These two slides chart our business groups' performance against their respective industries. Let's start with advertising pages. Our titles felt the effects of the recession earlier than others. However, we immediately took steps to control costs and increase share. This has enabled us to outpace the industry for 10 consecutive quarters.

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On the broadcasting side, the story is very similar.

Save for a quarter where we ran up against difficult Olympic comparisons, we have consistently outpaced the industry for 2 1/2 years.

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I know you are interested in what is going on in the advertising environment. Here's our view; starting with magazines:

Our strong performance is continuing in the first quarter. Currently, our advertising revenues are running up in the mid-teens (mid-single digits excluding American Baby).

Although we don't have final PIB data, we believe we are outperforming the industry again in the first quarter.

However, the trends that began during the recession of issue to issue volatility and later and later decision-making are continuing. I can't say for sure but some degree of both may be here to stay.

That said, we are seeing signs that the overall advertising market is slowly solidifying. For sure, we are seeing what we call a "flight to quality" that is benefiting the premier books in each category. This is playing out very well for Meredith since we are among the leaders in all of our categories. Time and time again over the last several years we've told you that advertisers focus on the category leaders during a downturn. That was certainly the case during the recent recession, and we will continue our efforts to increase market share.

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Looking at Broadcasting, our first-quarter pacings are up in the mid-single digits. That's very respectable performance considering the industry is currently flat to slightly down for the quarter.

The challenge of trying to replace political advertising dollars from a year ago is really the big story for television station operators. There will be some impact in the first quarter - we expect our pacings, as well as our peers, to decline as the month progresses. But the real impact will be in the fourth calendar quarter. At Meredith, we had a net $20.9 million in political advertising in fiscal 2003.

Let me provide you with just a bit of flavor for what we are seeing, and I'm sure Kevin will add to it later. National business is improving and, thanks to a deep inventory, autos continue to be a strong category. However, we are a bit wary about what will happen once this latest round of rebates and no-interest financing concludes.

I am pleased to note that our local advertising is outpacing our peers. Much of the credit goes to our Cornerstones program that allows our account executives to tap into our publishing assets. Kevin will provide more detail during his talk.

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So, what do we do for an encore? Our mission is to maintain our momentum. I'll provide you with a quick overview on our strategies to accomplish this in a moment, and Steve and Kevin will drill deeper during their presentations.

First we believe significant growth opportunities exist in our publishing business.

We believe there are additional opportunities for advertising share gains at all of our magazine titles.

The growing strength of our already strong titles - which Steve will discuss further - is one reason for optimism. Then there are external factors such as the demise of Rosie - which will benefit LHJ - and Martha Stewart's continuing troubles - which will benefit BH&G.

We also see benefits from expanding the circulation at our mid-size titles. Country Home's rate base is already over 1 million, and we expect MORE, Traditional Home and Midwest Living to get there in due time.

We believe there are tremendous opportunities out there for brand extensions, particularly with the Better Homes and Gardens brand. The beauty of this business is that we have already made the investment in building the brand. It is not very capital intensive.

Finally, we've got great leadership in our book operations. They've done an excellent job picking winners, and we see that continuing. And Steve will describe in a moment our new custom publishing initiatives.

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Second, we've done a great job pointing our broadcasting business in the right direction. However, there's much more work to do.

Every time we improve the ratings of our newscasts, more dollars flow to the bottom line. And, as Kevin will describe, we've been very successful to date.

Granted, some of these ratings improvements have come off a small base. But, that means there's plenty of opportunity for share gains. We believe we have the advertising teams in place to maximize the potential of our ratings gains.

And we've made a concentrated effort to reduce our syndicated programming costs. Kevin will provide detail in a moment.

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Third, we will continue to look for selective, targeted and opportunistic acquisitions.

In Publishing, we will continue to look to enhance our magazine portfolio with an emphasis on attracting younger women. American Baby was a significant step forward. It has a median age in the low-30's.

Other categories that interest us include health, parenting and fitness. The down side is companies that own the titles we like are not interested in selling at this time. To his credit, Steve has made it a priority to meet with the significant players in the acquisition area to put us in a proactive position.

On the Broadcasting front, like everyone else, we like duopolies. But no one likes duopolies more than Kevin O' Brien. He is in constant contact with other station groups. If he wasn't under orders to turn off his phone for this meeting, he would probably be in the hallway right now discussing duopolies.

Additionally, we will look for innovative ways to grow our Broadcasting revenues, including cable alliances. Kevin will discuss our Azteca agreement later today.

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If we can continue our momentum, each of our segments will improve its margin over the longer term. Publishing should add a percentage point annually in the next three years to reach a 20% operating margin. Broadcasting should improve its EBITDA margin to the 40% level in the next two to three years.

Successful segment execution will drive EPS growth. Our objective is to grow EPS in the low double digits in non-political years, and in the mid-to-high teens in political years.

Now, I'll turn it over to Steve for a look at Publishing.

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Steve Lacy

Thanks Bill. It is a pleasure to present today.

I will discuss our magazine operations, both from an advertising and circulation perspective, our initiatives to expand our portfolio as well as extend the Better Homes and Gardens brand. Finally, I'll discuss our non-advertising-based businesses, Integrated Marketing and our book operations.

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Publishing is a core strength of Meredith. We publish 17 magazine brands, led by our large publications, Better Homes and Gardens and Ladies' Home Journal; and our lineup of very successful mid-size titles, including Country Home, Traditional Home, Midwest Living and MORE magazine. The American Baby Group extends our portfolio to younger families and a rapidly-growing Hispanic market. This year we'll publish approximately 160 Special Interest Publications, which are sold primarily on the newsstand.

Increasing non-advertising revenue is a key element of our growth strategy. Integrated Marketing, which is primarily our custom publishing business, enables us to tap into the marketing budgets of some of the nation's largest companies. Meanwhile, our Internet-based operations not only provide a key market presence in the electronic world, but are also a very cost effective means of generating subscription orders.

Our book business is enjoying outstanding growth and has more than 300 titles in print. This growth has come from titles centered on our own brands, such as the Better Homes and Gardens New Cook Book and brands licensed from others, such as the Trading Spaces® series of books.

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Our Publishing Group performed very well in fiscal 2003.

-- Revenues rose 10 percent

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-- Operating profit increased 17 percent, and
-- Operating profit margin increased to 17% from 16%.

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As Bill said, our core competency is serving the home and family market, which is driven by very strong demographics. Nearly nine out of ten people who subscribe to or buy our magazines on the newsstand are homeowners. In addition, our customer age profile (in blue on this slide) fits the age profile of U.S. homeowners (in red) like a glove. Notice especially the peak of the market and the peak of the penetration into the homeowner market are both in the 35 to 54 age group.

According to the Joint Center for Housing Studies, homeownership is projected to increase to nearly 70% by 2010. There is a strong and enduring emotional and cultural foundation to the homeowner market. The American Baby Boom generation is now in the prime of its home-and-family years, and many are investing in vacation homes, or second homes. As they do so, they will devote time and dollars to remodeling and redecorating their homes. Additionally, the Baby Boomers' children are beginning to enter the housing market.

We have the opportunity to sustain and grow our current portfolio in this consumer home-focused environment.

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Now, let's look at our growth strategies for fiscal 2004 and beyond, beginning with a look at our strong lineup of existing magazines.

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As you can see from this chart, we posted a very strong fiscal year in magazine advertising pages compared to the industry, led by Better Homes and Gardens, Ladies' Home Journal, MORE, and Midwest Living.

In fiscal 2003, we experienced strong gains in several advertising categories, including home and building, pharmaceuticals, and food and beverage.

As we noted on our fourth quarter conference call, for the first quarter of fiscal 2004 advertising revenues are running up in the mid-teens overall, and up in the mid-single digits excluding the American Baby Group.

We are seeing early strength in several advertising categories, including food and beverage, cosmetics, and particularly strong demand for home and building advertising.

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In addition to several advertising increases, our circulation dynamics are very solid and a point of differentiation for Meredith.

This slide highlights our direct-to-publisher circulation strategy. As you can see, our largest titles, Better Homes and Gardens and Ladies' Home Journal, are far more subscription-driven than their competitors. This provides us with stronger revenues. With the recent weakness in newsstand, publishers that are heavily dependent on newsstand sales not only have seen a large decline in their newsstand revenues and profits, but they are also at risk of missing rate base.

We have been able to efficiently maintain our strong circulation by generating exceptional response rates to our direct mail offers, effectively renewing existing subscribers through direct mail, and using the Internet to generate magazine orders. In fiscal 2003, we achieved our long-term objective of generating 1.5 million magazine orders from the Internet.

There are two primary reasons for our direct mail success.

First, our consumer database is a unique asset that allows us to target potential customers effectively.

Second, our editorial sell with strong creative content serves as a point of differentiation and attracts a higher quality customer. There is an example of our direct mail offers in your bag of handouts.

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Now, let's take a look at our key titles beginning with our flagship brand Better Homes and Gardens.

It is the fourth largest U.S. consumer magazine and reaches approximately 40 million readers monthly. Better Homes and Gardens is the clear leader in the women's service field in terms of advertising revenue. It continued its strong advertising performance in fiscal 2003, with pages up 9 percent, according to PIB.

As noted in the recent New York Times article on magazine advertising, Better Homes and Gardens published its second-largest September issue ever, behind only 1999, and is on track to hit the 2,000 ad page mark again this year.

Last year, Advertising Age named Better Homes and Gardens to its "A List", which is a list of top ten magazines in terms of ad page and circulation performance and content.

Better Homes and Gardens also provides a strong foundation from which we have successfully launched many other businesses.

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We are very encouraged by the recent advertising performance of Ladies' Home Journal. Changes by our new management and creative teams to revitalize this title are producing significant positive results. Ladies' Home Journal posted a 32 percent gain in advertising pages in the second half of our fiscal 2003, according to PIB.

PIB figures also show Ladies' Home Journal gained 1 percentage point in advertising revenue share in the women's service field for the 12-month period ending with the July issue.

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Our mid-size titles have performed very well and have potential for material revenue growth, driven by higher rate bases, increased frequencies, and increased advertising demand.

Let's take a look at each one individually.

Country Home grew ad pages 17 percent in fiscal 2003, according to PIB. We raised its rate base to 1.2 million, from 1.1 million and we increased its frequency to 10 times per year.

Traditional Home grew ad pages 10 percent in fiscal 2003, according to PIB. We raised its rate base to 925,000, from 850,000 and we increased its frequency to 8 times per year.

MORE, a lifestyle magazine focused on affluent women who are over age 40, continues to perform very well. According to PIB, ad pages grew more than 20 percent in fiscal 2003.

We raised MORE's rate base to 850,000 in 2003, from 700,000. Its rate base will be 950,000 in 2004 and 1 million in 2005. The higher rate base allows us to increase advertising rates and attract more non-endemic advertising.

Midwest Living grew ad pages more than 20 percent in fiscal 2003, according to PIB. Its performance has been consistently remarkable. We raised Midwest Living's rate base to 850,000 in 2003, from 815,000.

The new collective rate bases for these mid-size titles is more than 3.8 million, nearly as large as the rate base of Ladies' Home Journal.

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Now, let's look at our strategies to expand our portfolio into new areas that are consistent with our existing core competencies.

One of our strategic priorities is to extend our portfolio to younger women and families and then transition these younger readers into our established titles.

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Our December 2002 acquisition of the American Baby Group is a great example.

As you can see from this slide, the American Baby Group consists of not only American Baby magazine, which is published monthly and has a circulation of 2 million, but also includes annual publications, research, consumer expos, sampling programs, web sites and Hispanic titles.

Strategically, the American Baby Group expands our portfolio to younger women and younger families. The median age of readers of the American Baby Group titles is 32, which is younger than the readers of our traditional titles and it also serves the rapidly growing Hispanic marketplace with three magazines, custom publishing, and multiple web sites.

We are very pleased with this acquisition. As you might have noticed, PIB advertising pages in American Baby magazine have been down slightly in comparison to a year ago. That's because American Baby ran a lot of intra-company and cross-promotional pages for other Primedia titles last year. Backing those ads out, the advertising pages in American Baby were up about 5 percent in the first six months of calendar 2003.

We have taken the American Baby brand, which is strong but was not fully developed, and improved it by utilizing our market research, promotional expertise, and our ability to generate group advertising sales. For example, by providing market research on new and Hispanic mothers to Procter & Gamble, we generated additional advertising pages in the American Baby titles. Conversely, by emphasizing our reach to younger women through American Baby, we secured incremental advertising pages in several of our traditional titles from Allstate Insurance.

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Another of our growth strategies is building the Better Homes and Gardens brand.

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We have been successful extending our Better Homes and Gardens brand by launching new mid-size subscription magazines; a lineup of approximately 160 Special Interest Publications sold primarily through retail; and hundreds of books.

In addition, we have created a powerful Better Homes and Gardens web site, brand licensing arrangements with retailers, cross-marketing programs with our local television stations, and a Corporate Solutions business that leverages the Better Homes and Gardens brand to create multi-platform, multi-product marketing programs across all of our assets.

We are looking at expanding existing brand licensing arrangements - such as our current Wal-Mart agreement - and actively pursuing new ones. We're also focused on a broad strategy to sell more product to the individual consumer.

Recently we announced such an agreement with Home Interiors & Gifts to sell a line of home décor products called The Better Homes and Gardens Collection. We will lend our unique and unparalleled knowledge of design trends and techniques to the creative process. We are scheduled to begin selling products in early calendar 2004. This fall we are educating the Home Interiors & Gifts sales force, designing brochures and other marketing materials, and producing and sourcing products.

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I'll close with a look at our initiatives to build our non-advertising revenue-based businesses.

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For our Integrated Marketing business, fiscal 2003 was the strongest year ever in terms of new business sold.

We have established relationships with several new clients, including DIRECTV, the leading satellite television operator in the United States. We will publish DIRECTV's monthly programming guide, a subscription-based title with circulation of 600,000. DIRECTV has 12.5 million subscribers, and with our direct-to-consumer circulation management expertise, we believe we can grow the subscription base for the guide. We will be responsible for editorial content, design and advertising sales. We will also create and produce a series of collateral pieces that DIRECTV will use in other aspects of its business.

We also launched new relationships with John Deere, Liberty Mutual and MetLife, and renewed key relationships, including DaimlerChrysler and Carnival Cruise Lines.

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Our book business had an outstanding fiscal 2003. This performance reflects a more aggressive editorial strategy to produce high quality products, based on our own brands and brands licensed from others. And, in combination with more aggressive marketing efforts, this strategy not only has diversified our revenue and profit sources, but it has opened distribution beyond traditional retail book outlets to non-traditional channels, such as home specialty chains.

Early in fiscal year 2003, we published the 12th edition of the Better Homes and Gardens New Cook Book. We shipped nearly 860,000 copies as its demand was quite strong during the holiday season.

In March, Trading Spaces® "Behind the Scenes" went on sale at retail and we have shipped nearly 780,000 copies of the book.

Looking forward, we have a strong pipeline of new products that will hit the bookshelves in the first quarter of fiscal 2004. For example, the second and third books in the Trading Spaces® three-book series went on sale at retail on August 19th. To date, we have received more than 300,000 customer commitments for each book. In your bags, we have provided one of those books. Look for more Trading Spaces® books to follow.

This fall, we will begin selling a book series based on programming from both HGTV Home & Garden Television® network and the Food Network®.

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To summarize, we are the nation's leading home and family publisher. Our respected brands and extensive reach provide advertisers multiple avenues to reach consumers with information consumers want and that inspires consumers to act.

Fiscal 2003 was a strong year for Meredith Publishing and we are poised for further growth in fiscal 2004.

And, now before Kevin O'Brien speaks, let's take a 10-minute break. Thank you.

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Kevin O'Brien

I appreciate this opportunity to discuss our Broadcasting turnaround, which is a tribute to our team. We are proud of the progress we have made, but realize there is much more to be done. That is where we are focused.

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Our broadcasting operations are comprised of 11 television stations throughout the U.S. This chart summarizes our station group by individual market. As you can see, eight of our 11 stations are located in the nation's top-35 markets. Our top three markets - Atlanta, Phoenix and Portland - are among the most attractive in the country.

In June 2002 we acquired KPTV in Portland to form a duopoly. In discussing our results we will use the term "same-station", which in all periods is adjusted to include KPTV in Portland and to exclude the two Florida stations exchanged for KPTV.

As we said at last year's conference, we made a number of senior management changes within the group, replacing virtually all the station general managers, news directors, and sales managers since I started almost two years ago.

By and large, we now have the management team in place that will help us achieve our stated goals.

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Our group performed very well in fiscal 2003:

-- Same station revenues grew 15 percent

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-- EBITDA rose 35 percent

-- EBITDA margin increased to 30 percent, from 24 percent

Although the first half of fiscal 2003 included $20.5 million of political advertising, we continued our momentum of margin improvement in the second half of the fiscal year.

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This slide highlights our continued improvement in our EBITDA margin, which has improved in each of the trailing five quarters. We have executed well, but there is room for continued improvement. As Bill stated earlier, our goal is to improve our EBITDA margin to the 40 percent level in the next two to three years.

How are we going to do that?

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Here are highlights of our broadcasting growth strategies.

We are strengthening our news product, hiring and listening to the industry's best news consultants. They advise each local news management team, and are utilized to make each of our newscasts better, from talent, to graphics, to reporting, and to weather coverage. Local news is the largest single generator of a station's advertising revenue and is the key to each station's brand identity. It is the one product over which we have almost total control.

Improved news has resulted in solid ratings improvements at most stations in the last four ratings books.

We have improved our sales practices and developed additional revenue sources, which has resulted in consistent revenue growth.

We have made more intelligent decisions with respect to syndicated product by purchasing better shows, and buying the right type of product for each of our markets at reasonable prices. Over time, as existing contracts expire in combination with better programming purchases, we will reduce programming costs.

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Let me take a few moments to describe our actions to strengthen our news.

First, we had to commit to a news focus. As I just mentioned, local news is the single largest source of advertising revenue and the one product over which a station has almost complete control of content, and also has 100% of the inventory to sell. Previous Meredith Broadcasting management did not have a news focus. We do now.

Second, we had to determine what the viewers wanted. We hired respected independent consultants to conduct research to identify viewers' needs and preferences.

Based on that research, we reformatted our newscasts to include more live shots, more team coverage, and more late-breaking reports. In each market, we want the viewers to know that if there is an important story, we will cover it better than the competition. We revamped the on-air look and talent and repositioned our news at all our stations. As a result, we have improved our news ratings, which I will discuss in a moment.

While these steps are basic blocking and tackling, it is important to note, this is not a one time event. We can't say it's fixed and sit back and relax. We need to be relentless and move our news products forward, meaning research and fine-tune our news year after year. As you can see on the next few slides, some of our stations are farther along that process, while others still have a lot of upside potential that we will unlock.

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Now, let's take a look at the improvements in our ratings. Most of the information on the next two slides highlights our ratings improvements in the May 2003 book, compared to the May 2001 book for adults 25-54. This comparison highlights the results of the current Meredith Broadcasting management versus results of previous management.

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In our largest markets - Atlanta, Phoenix, and Portland - we are moving in the right direction.

In Atlanta and Phoenix, we have improved our morning and early evening news. Overall, we are in fourth place in both markets. I will not rest until we are number one in all our markets. Atlanta and Phoenix provide significant upside potential and we will continue to improve their ratings and translate those ratings into revenue and profit growth.

In Portland, KPTV's late news was the number one ranked primetime newscast in the top thirty markets in the July book. A few slides ago, I talked about being relentless at improving our news. Troy Maguire, our News Director at KPTV, and his team have done just that, taking a good product and making it great. I am so proud of their accomplishments. I salute and congratulate them.

It's not just the one newscast. In the July ratings book, KPTV's morning news from 7-9 AM was number two, beating Good Morning America and the CBS Morning News.

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WFSB in Hartford, continues to be the market's news leader. The numbers are impressive as we continued to widen the gap between our station and the rest of the pack. In the May and July '03 sweeps, we were the number one newscast in every time period on the station. WSFB is becoming one of the country's powerhouse stations.

Perennially, WSMV had been the news leader in Nashville, but lost that position prior to my watch. We have repositioned the station and have begun our assault back to number one. WSMV has improved ratings for many newscasts, including the key late newscast. In the May and July books, WSMV was number one in every newscast, except the morning.

Our Fox affiliate in Las Vegas, KVVU, presents many opportunities due to the unique nature of the market. Las Vegas, with its events and the influx of celebrities, is one of the most Fox-friendly cities in the country and we are excited to own this VHF station.

As you can see, KVVU produced impressive ratings gains for its morning and late newscasts in the two-year period. Due to our success, we expanded our news coverage. We added one hour from 6 to 7 a.m. and an additional half hour to our late newscast. Both of the additional newscasts have been well received and we are now examining a 5 to 6 a.m. newscast.

In Kansas City, we have grown to be the solid number two station in the market.

While we are talking about specific markets, what is even more impressive is that overall, we have produced year-over-year ratings improvements in each of the last three important books.

Most of our stations produced ratings gains in virtually all time periods in each of the books. Approximately two-thirds of our news day parts improved ratings over this three-book period.

We are driven to continue this momentum and translate the ratings gains into revenue and profit growth.

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Improved ratings are important, but we also must translate higher ratings into revenue growth.

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To do this, we changed the sales culture throughout our group. We increased the expectation level for sales performance. We made sweeping changes to sales management and now have excellent leaders in place. And we made everyone at each station focus to maximize revenues. This includes our station talent (anchors and reporters) becoming active in community events and making sales calls, where appropriate.

We continue pursuing advertisers that are new to television. We are going after our competitors' customers, including other television broadcasters, radio, newspapers, and cable operators.

Another component of our sales improvement strategy is to create additional revenue sources, such as our Cornerstone programs, which I will discuss further in a moment.

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With the new sales culture in place, we are translating the improved ratings into revenue growth.

This slide compares our same-station revenue growth in fiscal 2003 to the industry's top-line performance as reported by TVB. As you can see, we outperformed the industry in each quarter.

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Another sales initiative is to create additional revenue sources. An important competitive advantage is our ability to leverage our Publishing Group's brands at our television stations. We do this through our Cornerstone programs, which you may have read about in a recent issue of Television Week.

These programs package material from our magazines with content from local advertisers to produce a publication delivered to targeted consumers. This slide highlights two examples: a Better Homes and Gardens home improvement guide and a Ladies' Home Journal back to school publication.

In fiscal 2003, these programs generated $11 million of revenue, up 169 percent from the prior year.

Looking forward, we expect revenue from the Cornerstone programs to approximate $14 million in fiscal 2004. Our strategy is to increase their frequency and the number of advertising pages. In some markets, we have worked with local clients and community leaders to create special custom Cornerstone publications. Recently, we began syndicating our Cornerstones to non-Meredith broadcasting markets.

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Now, I'll discuss our efforts to improve our syndicated programming.

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Historically, Meredith Broadcasting purchased syndicated product in group purchases. This resulted in more product than was needed. Also, we paid more than what the programming was worth.

One of our priorities is to be more disciplined with respect to purchasing product through better planning and more vigilant negotiation. As a result, we have been able to purchase programs that we want at reasonable prices.

Looking forward, as old contracts expire, we expect programming costs to decline 10-15% in the next 3 years.

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To summarize, we made significant progress in the turnaround of our Broadcasting Group, but we realize there is room for additional improvement.

We improved ratings for news and syndicated programming and materially changed the sales culture at Meredith Broadcasting. These improvements were translated into a strong fiscal 2003.

We know we must continue this growth in fiscal 2004 and there are multiple opportunities to improve operations that will drive revenue and profit growth. The biggest growth will come in our three largest markets - Atlanta, Phoenix, and Portland.

In Atlanta and Phoenix, we are making strides in our late news, but there remains room for ratings and share improvement.

Our duopoly in Portland provides material upside potential. As we have said, we like duopolies and believe our chances to form additional duopolies is better in our mid-tier markets.

The bottom line is simple. My management team will not rest until every one of our stations is number 1 in its market. Period. We are driven, and as you can see from our successes, we are making progress.

Now Suku will provide an update of our strong financial position.

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Suku Radia

Thank you Kevin. Let me add a welcome. It's great to see so many familiar faces. I'll provide a financial update.

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Let me start with a brief overview of the financial principles by which we govern our company.

We have always been conservative with respect to our financial reporting practices and we follow a very disciplined approach to our CEO and CFO certifications. This process has been recognized as "best in class" by the Working Council for CFOs.

We continue to remain conservatively leveraged. As of June 30, 2003 our total debt was $375 million and our debt to 12-month trailing EBITDA ratio was less than 2. Our conservative leverage in combination with our strong cash flow provides the financial flexibility to readily pursue acquisition opportunities. In fiscal 2003, we acquired the American Baby Group for $115 million and still reduced debt by $10 million.

We have an active share repurchase program. Our objective is to, at a minimum, purchase sufficient shares to cover the number of annual option grants, which has historically ranged from 800,000 to 1 million.

Meredith has paid a dividend for 56 consecutive years and we have increased the dividend every year during the past 10 fiscal years.

Our disciplined financial approach has served us well over time.

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Now let me discuss our financial targets. As Bill mentioned earlier, we believe each of our segments will improve its margin over the long-term. Publishing should add a percentage point annually in the next three years to reach a 20% operating margin; Broadcasting should improve its EBITDA margin to the 40% level in the next two-to-three years.

Our objective is to grow EPS in the low double-digits in non-political years and in the mid-to-high teens in political years.

Our tax rate was 38.7 percent in fiscal 2003 and we believe it will approximate 39 percent in fiscal 2004. Depreciation and amortization, along with capital expenditures, should both be in the low $30 million range.

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With that overview of our financial principles and targets, let me remind you of the guidance we provided in early August on our last quarterly conference call.

Fiscal 2003 included $20.9 million in net political advertising revenues, of which $6.3 million were in the first quarter and $14.1 million were in the second quarter. This will create challenging comparisons, especially in the second quarter of fiscal 2004.

For the first quarter and the twelve months of fiscal 2004, the Company believes low double-digit earnings per share growth is realistic. In the first quarter of fiscal 2003, the Company reported earnings per share of $0.32 before the cumulative effect of a change in accounting principle related to SFAS No. 142.

Now, I will turn it back to Bill for concluding remarks and then we will address any questions.

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Bill Kerr

Let me conclude by reminding you of our primary growth strategies:

1.	We will expand our powerful publishing base. To do this we will:
	a.	Increase the advertising revenue in our magazines
	b.	Increase our circulation contribution through Internet subscriptions and effective use of our direct mail programs, and
	c.	Increase our non-advertising revenue with the expansion of our book, integrated marketing, and brand licensing businesses.
2.	We will continue the turnaround in our broadcasting operations. To do this, we will:
	a.	Improve the ratings of our newscasts and other programming,
	b.	Translate the improved ratings into revenue growth through aggressive sales and marketing efforts, and
	c.	Reduce programming costs.
3.	Successful execution of these strategies will further strengthen our excellent financial position.

Now, we will address your questions.

INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS

This presentation and Management's public commentary contain certain forward-looking statements that are subject to risks and uncertainties. These statements are based on Management's current knowledge and estimates of factors affecting the Company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; world, national, or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order, and/or television viewing patterns; unanticipated increases in paper, postage, printing, or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement.